PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in thousands)



                                             September 30,     December 31,
                                                 1996              1995
                                                 ----              ----

Short-term debt                           $         66,900          66,600
Current portion of long-term debt                   29,400          16,800
Long-term debt                                     600,700         613,100
                                                ----------      ----------
   Total debt                                      697,000         696,500
Minority interests in subsidiaries                  81,400          73,300
Common shareholders' equity                      2,703,900       2,677,700
                                                ----------      ----------
   Total capitalization                   $      3,482,300       3,447,500
                                                ==========      ==========

Ratio of total debt to total
 capitalization                                      20.0%           20.2%
                                                ==========      ==========